Exhibit 11
KIMBALL INTERNATIONAL, INC.
COMPUTATION OF EARNINGS PER SHARE

(Unaudited)	Three Months Ended			Three Months Ended
(Amounts in Thousands, Except for Per Share Data)	December 31, 2011			December 31, 2010
	Class A	Class B	Total	Class A	Class B	Total
Basic Earnings Per Share:
Dividends Declared	$468	$1,375	$1,843	$473	$1,361	$1,834
Undistributed Earnings (Loss)	372	982	1,354	(267)	(691)	(958)
Net Income	$840	$2,357	$3,197	$206	$670	$876
Average Basic Shares Outstanding	10,417	27,474	37,891	10,510	27,219	37,729
Basic Earnings Per Share	$0.08	$0.09		$0.02	$0.02
Diluted Earnings Per Share:
Dividends Declared and Assumed Dividends on Dilutive Shares	$472	$1,375	$1,847	$476	$1,361	$1,837
Undistributed Earnings (Loss)	373	977	1,350	(269)	(692)	(961)
Net Income	$845	$2,352	$3,197	$207	$669	$876
Average Diluted Shares Outstanding	10,505	27,474	37,979	10,566	27,220	37,786
Diluted Earnings Per Share	$0.08	$0.09		$0.02	$0.02
Reconciliation of Basic and Diluted EPS Calculations:
Net Income Used for Basic EPS Calculation	$840	$2,357	$3,197	$206	$670	$876
Assumed Dividends Payable on Dilutive Shares:
Performance shares	4	—	4	3	—	3
Increase (Reduction) in Undistributed Earnings (Loss) - allocated based on Class A and Class B shares	1	(5)	(4)	(2)	(1)	(3)
Net Income Used for Diluted EPS Calculation	$845	$2,352	$3,197	$207	$669	$876
Average Shares Outstanding for Basic EPS Calculation	10,417	27,474	37,891	10,510	27,219	37,729
Dilutive Effect of Average Outstanding:
Performance shares	88	—	88	56	1	57
Average Shares Outstanding for Diluted EPS Calculation	10,505	27,474	37,979	10,566	27,220	37,786

All of the 480,000 and 620,000 average outstanding stock options were antidilutive and were excluded from the dilutive calculations for the quarters ended December 31, 2011 and 2010, respectively.

(Unaudited)	Six Months Ended			Six Months Ended
(Amounts in Thousands, Except for Per Share Data)	December 31, 2011			December 31, 2010
	Class A	Class B	Total	Class A	Class B	Total
Basic Earnings Per Share:
Dividends Declared	$938	$2,747	$3,685	$950	$2,717	$3,667
Undistributed Loss	(174)	(460)	(634)	(653)	(1,682)	(2,335)
Net Income	$764	$2,287	$3,051	$297	$1,035	$1,332
Average Basic Shares Outstanding	10,409	27,454	37,863	10,543	27,162	37,705
Basic Earnings Per Share	$0.07	$0.08		$0.03	$0.04
Diluted Earnings Per Share:
Dividends Declared and Assumed Dividends on Dilutive Shares	$948	$2,747	$3,695	$960	$2,717	$3,677
Undistributed Loss	(178)	(466)	(644)	(661)	(1,684)	(2,345)
Net Income	$770	$2,281	$3,051	$299	$1,033	$1,332
Average Diluted Shares Outstanding	10,519	27,454	37,973	10,653	27,163	37,816
Diluted Earnings Per Share	$0.07	$0.08		$0.03	$0.04
Reconciliation of Basic and Diluted EPS Calculations:
Net Income Used for Basic EPS Calculation	$764	$2,287	$3,051	$297	$1,035	$1,332
Assumed Dividends Payable on Dilutive Shares:
Performance shares	10	—	10	10	—	10
Increase in Undistributed Loss - allocated based on Class A and Class B shares	(4)	(6)	(10)	(8)	(2)	(10)
Net Income Used for Diluted EPS Calculation	$770	$2,281	$3,051	$299	$1,033	$1,332
Average Shares Outstanding for Basic EPS Calculation	10,409	27,454	37,863	10,543	27,162	37,705
Dilutive Effect of Average Outstanding:
Performance shares	110	—	110	110	1	111
Average Shares Outstanding for Diluted EPS Calculation	10,519	27,454	37,973	10,653	27,163	37,816

All of the 527,000 and 629,000 average outstanding stock options were antidilutive and were excluded from the dilutive calculations for the quarters ended December 31, 2011 and 2010, respectively.